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                                 EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

J. CLARENCE JAMESON III ANNOUNCES PLANNED RETIREMENT AS AMERICASBANK AND AMERICASBANK CORP CHAIRMAN

Towson, Maryland - December 18, 1999

J. Clarence Jameson III, one of the founders and Chairman of AmericasBank Corp/Americas Bank has announced his desire to retire as Chairman of the Board. Mr. Jameson stated, "I have reached a point where I would like to reduce the level of my banking responsibilities and activity, and I am satisfied with the bank's achievements to date." Mr. Jameson will remain on the AmericasBank Corp Board of Directors.

Mr. Jameson has held the position of Chairman since December 1997 when the Bank was founded.

Kenneth D. Pezzulla, a Towson attorney, AmericasBank founder, and an experienced director of other financial institutions, has agreed to act as interim Chairman effective January 1, 2000. "Mr. Jameson successfully guided the formation of the bank, the acquisition of its core portfolio, and the establishment of its new headquarters at 500 York Road in Towson. We appreciate his extensive efforts to create an excellent new community bank and look forward to continuing to work together in taking our institution to its next level," said Mr. Pezzulla.

Richard Hunt, Jr., President of AmericasBank stated, "Mr. Jameson has brought AmericasBank through its successful conversion to a Maryland Chartered Commercial Bank. We look forward to Mr. Jameson's continued advice and experience as a Director of AmericasBank Corp."

AmericasBank is headquartered in Towson, Maryland and is dedicated to contributing to the growth of the communities it serves with a special focus on serving the needs of the business community.